UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2010

DEBT RESOLVE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33110	33-0889197
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

150 White Plains Road, Suite 108 Tarrytown, New York	10591-5521
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 949-5500

________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

DEBT RESOLVE, INC.

August 12, 2010

Item 3.02.  Unregistered Sales of Equity Securities.

On August 12, 2010, we consummated a private placement of an aggregate of 60 units, with each unit consisting of 250,000 shares of our common stock, par value $.001 per share, and a detachable, transferable warrant to purchase common stock, at a purchase price of $25,000 per unit or an aggregate purchase price of $1,500,000, to purchasers that qualified as accredited investors, as defined in Regulation D, pursuant to the terms of a Confidential Private Placement Memorandum dated June 10, 2010.  Each warrant entitles the holder to purchase 250,000 shares of common stock at an exercise price of $0.25 per share through August 12, 2015.  We expect to use the net proceeds of the private placement to fund our sales initiatives, strategic alliances and technology enhancements, and for working capital.

The placement agent engaged in connection with the private placement received $150,000 in cash placement fees, a $15,000 expense allowance and a legal expense reimbursement in connection with the closing of the private placement.  The placement agent and certain of its designees also received warrants to purchase 3,000,000 shares of our common stock.  The warrants have an exercise price of $0.10 per share as to 1,500,000 shares underlying the warrants and $0.25 per share as to the other 1,500,000 shares underlying the warrants, have a cashless exercise provision, have registration rights that are the same as those afforded to investors in the private placement and are otherwise identical to the warrants issued to investors in the private placement.

The shares of our common stock and warrants issued in the private placement were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering or under Regulation D promulgated pursuant to the Securities Act of 1933.  None of the shares of common stock or warrants, or shares of our common stock underlying such warrants, were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Following the closing of the private placement, we had 72,121,259 shares of common stock outstanding.  We also had outstanding warrants to purchase 39,559,204 shares of our common stock and outstanding stock options to purchase a total of 12,379,934 shares of our common stock.

The form of warrant to purchase common stock is being filed with the SEC as an exhibit to this current report and is incorporated herein by reference in its entirety.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jonathan C. Rich, the Executive Vice President and Head of Investment Banking of National Securities Corporation, was elected to our Board of Directors effective on August 12, 2010.

Mr. Rich, age 41, has been the Executive Vice President and Head of Investment Banking of National Securities Corporation, a full-service investment banking firm, since July 2008.  Mr. Rich had been the Executive Vice President and Director of Investment Banking of vFinance Investments, Inc. since July 2005, and assumed his current position with National Securities when vFinance was acquired by National Securities in July 2008.  Mr. Rich had previously served as Senior Vice President and Managing Director of Corporate Finance at First Colonial Financial Group since January 2001.  First Colonial Financial was, in turn, acquired by vFinance in July 2005.  Mr. Rich graduated from Tulane University with an interdisciplinary major in economics, political science, history and philosophy and received a joint J.D. / M.B.A. degree from Fordham University with a concentration in corporate finance.

Other than through his relationship with National Securities, Mr. Rich has not engaged in a related party transaction with us during the last two years.  National Securities has provided, and may in the future provide, various investment banking and other financial services for us for which services it has received, and may receive in the future, customary fees.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.

10.1	Form of Warrant to Purchase Common Stock with respect to the August 12, 2010 private placement.

99.1	Press Release issued by Debt Resolve, Inc. on August 18, 2010, with respect to the August 12, 2010 private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 18, 2010	DEBT RESOLVE, INC.

	By:	/s/ David M. Rainey
David M. Rainey
President and Chief Financial Officer